Exhibit 99.1

News Release

Pacer International Enters Into New Credit Agreement

Dublin, OH, January 4, 2011 (BUSINESS WIRE)—Pacer International, Inc. (Nasdaq: PACR), a leading North American freight transportation and global logistics services provider, has successfully entered into a new financing arrangement with Bank of America and Wells Fargo, with Bank of America, N.A., as administrative agent and Wells Fargo Capital Finance LLC, as co-agent.

The new credit agreement offers the Company and its subsidiaries improved credit terms, including

•	lowering the interest rates and fees payable to the lenders;

•	eliminating any limitations on capital expenditures;

•

easing the restrictive covenants that limit the Company’s ability to make investments, acquisitions, and equity distributions and otherwise increasing baskets and threshold amounts throughout the covenants;

•	establishing a long term facility which matures on December 30, 2015; and

•	reducing the number of participating lenders from eleven to two.

“Pacer’s ability to enter into this new credit facility reflects the many improvements that we have implemented since August 2009 and the strengthened financial condition of our company,” said Daniel W. Avramovich, chairman and CEO. “Establishing improved financing arrangements is another milestone in our forward progress that will give us the flexibility to further expand our operations and better serve our customers.”

The facility remains an asset-based, revolving credit facility of up to $125 million, subject to borrowing base availability, with an accordion feature that offers an increase of up to $50 million in the credit facility subject to certain conditions. Additional details about the amended credit agreement will be set forth in the Company’s Form 8-K to be filed with the SEC and will be accessible after filing in the investor section of www.pacer.com.

“This new facility provides Pacer with long-term financing on more favorable terms than the prior facility. The covenants are now set at levels that will allow us to implement our strategic growth projects as well as realize significant savings on interest costs in 2011,” said John J. Hafferty, executive vice president and CFO. “We are pleased with the strong relationships we have built with our two lenders, Bank of America and Wells Fargo.”

ABOUT PACER INTERNATIONAL (www.pacer.com)

Pacer International, a leading asset-light North American freight transportation and logistics services provider, offers a broad array of services to facilitate the movement of freight from origin to destination through its intermodal and logistics operating segments. The intermodal segment offers intermodal transportation through Pacer Stacktrain (cost-efficient, two-tiered ramp to ramp rail transportation for containerized shipments), Pacer Cartage (local trucking) and Pacer Transportation Solutions (door-to-door service combining rail and truck transportation). The logistics segment provides truck brokerage, warehousing and distribution, international freight forwarding, and supply-chain management services. For more information on Pacer International visit www.pacer.com.

CERTAIN FORWARD-LOOKING STATEMENTS

This press release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions including the continued effect of the current weak economic environment and the timing and strength of any economic recovery; industry trends, including changes in the costs of services from rail and motor transportation providers; changes resulting from our new arrangements with Union Pacific that have reduced revenues and may compress margins, affect our equipment fleet, result in operational difficulties, and reduce our results of operations; the terms of new or replacement contracts with our major underlying rail carriers that are less favorable to the Company relative to our legacy contracts as these expire (including our legacy contract with Union Pacific, expiring in 2011 which continues to apply to our automotive and international lines of business, and our legacy contract with CSX, expiring in 2014); our reliance on Union Pacific to provide us with, and to service and maintain, the equipment used in our business; our ability to borrow amounts under our credit agreement due to borrowing base limitations and/or to comply with the covenants in our credit agreement; increases in interest rates; the loss of one or more of our major customers; the success of our cost reduction initiatives in improving our operating results and cash flows; the effect of the current weak economic environment and credit market disruptions on our customers, including reduced transportation needs and an inability to pay the Company on time or at all; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; changes in, or the failure to comply with, government regulation; changes in our business strategy, development plans or cost savings plans; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; the degree and timing of changes in fuel prices, including changes in the fuel costs and surcharges that we pay to our vendors and those that we are able to collect from our customers; our ability to successfully defend or resolve customer and vendor rate and volume adjustment claims against the Company; changes in international and domestic shipping patterns; availability of qualified personnel; selecting, developing and implementing applications and solutions to update or replace our diverse legacy systems; increases in our leverage; our ability to integrate acquired businesses; and terrorism and acts of war. Additional information about these and other factors that could affect the company’s business is set forth in the company’s various filings with the Securities and Exchange Commission, including those set forth in the company’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 23, 2010 and the quarterly report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 8, 2010. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

INVESTOR CONTACT

Pacer International, Inc.

Steve Markosky, 614-923-1703

VP Investor Relations & Financial Planning & Analysis

steve.markosky@pacer.com

MEDIA CONTACT:

Princeton Partners

Erin Bijas

Senior Account Manager, Public Relations

(609) 452-8500 x118; 732-895-0792 (mobile)

ebijas@princetonpartners.com

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